As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-229127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bison Capital Acquisition Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing 100016, China

+86 (10) 8444-6968

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

+1 (212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service

Copies to:

Arila Er Zhou, Esq. Hunter Taubman Fischer &Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 212.530.2232 Fax: 212.202.6380	Michael Killourhy Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG 1110 (+1284) 852 7300	Wenseng “Wendy” Pan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

* The Registrant intends, subject to shareholder approval, to effect a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s state of incorporation shall be Delaware.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(2)(3)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one share of common stock, one right entitling the holder to receive one-tenth (1/10) of one share of common stock and one-half (1/2) of one Warrant, each whole Warrant entitling the holder to purchase one share of common stock	2,707	$10.70	$28,965	$3.5
Shares of common stock, par value $0.0001 per share, included as part of the units	2,707	—	—	—	(4)
Shares of common stock, par value $0.0001 per share	800,373	$10.55	$8,443,935	$1,024.4
Warrants included as part of the units	1,354	—	—	—	(4)
Rights included as part of the units	2,707	—	—	—	(4)
Warrants separated from the units	3,017,396
Rights separated from the units	6,034,793
Shares of common stock underlying the warrants	3,018,750	—	—	—	(4)
Shares of common stock underlying the rights	603,750	—	—	—	(4)
Total			$8,472,900	$1,026.9	(5)

(1)	Based on the market price of the units, shares and rights of Bison Capital Acquisition Corp. on April 30, 2019 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).

(2)	The securities of the Registrant being registered will be exchanged on a one-for-one basis for securities of Bison Capital Acquisition Corp. in connection with the domestication of Bison Capital Acquisition Corp. out of the British Virgin Islands and continue as a company incorporated in the State of Delaware.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(o).

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment No. 6 to the Registration Statement on Form S-4 is being filed solely to include certain exhibits (Nos. 99.3 and 99.5) to the Registration Statement as indicated in the Exhibit Index contained in Part II of this Registration Statement.

i

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Bison

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Combined Entity

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Bylaws of the combined entity provides that the combined entity shall indemnify to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the combined entity, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the bylaws will be indemnified by the combined entity in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors.

The right to indemnification conferred by combined entity’s bylaws is a contract right that includes the right to be paid by combined entity the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

Upon closing of the Business Combination, combined entity intends to enter into indemnification agreements with each of its directors. These agreements will require combined entity to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to combined entity, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Combined entity also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Merger Agreement (included as Annex A to the proxy statement/prospectus)*
2.2	Amendment to Merger Agreement dated February 11, 2019*
2.3	Second Amendment to Merger Agreement dated February 22, 2019 (incorporated by reference to Exhibit 2.1 to registrant’s current report on Form 8-K filed on February 27, 2019)*
2.4	Third Amendment to Merger Agreement dated April 2, 2019*
3.1	Amended and Restated Memorandum of Association and Articles of Association (incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K filed on March 22, 2019)*
3.2	Certificate of Incorporation of Bison Capital Acquisition Corp. (the Interim Charter, included as Annex B to the proxy statement/prospectus)*
3.3	Bylaws of Xynomic Pharmaceuticals Holdings, Inc. (the combined entity, included as Annex C to the proxy statement/prospectus)*
3.4	Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc. (the combined entity, included as Annex D to the proxy statement/prospectus)*
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)*
4.2	Specimen Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-1 filed on April 18, 2017)*
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)*
4.4	Specimen Right Certificate (incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)*
4.5	Warrant Agreement, dated June 19, 2017, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to registrant’s current report on Form 8-K filed on June 26, 2017)*
4.6	Unit Purchase Option Agreement, dated June 19, 2017, between the Registrant and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.2 to registrant’s current report on Form 8-K filed on June 26, 2017)*
4.7	Right Agreement, dated June 19, 2017, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.3 to registrant’s current report on Form 8-K filed on June 26, 2017)*
5.1	Opinion of Hunter Taubman Fischer & Li LLC
8.1	Tax Opinion of Hunter Taubman Fischer & Li LLC as to certain tax matters regarding the Domestication
10.1	Letter Agreement, dated June 19, 2018, among the Registrant, EarlyBirdCapital, Inc. and each of the sponsor, directors and officers of the Registrant (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.2	Letter Agreement, dated June 19, 2017, between the Registrant and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 1.2 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.3	Investment Management Trust Agreement, dated June 19, 2017, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.4	Amendment No. 1 to Trust Agreement, dated March 21, 2019, by and between Bison Capital Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K filed on March 22, 2019)*
10.5	Escrow Agreement, dated June 19, 2017 between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.6	Registration Rights Agreement, dated June 19, 2017, between the Registrant and security holders (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on June 26, 2017)*

Exhibit No.	Description
10.7	Voting and Support Agreement, dated as of September 12, 2018, by and among Xynomic Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.8	Form of Lock-Up Agreement to be entered into by and among Bison Capital Acquisition Corp. and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.9	Form of Amended and Restated Registration Rights Agreement to be entered into by and among Bison Capital Acquisition Corp. and the investors party thereto (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.10	Form of Escrow Agreement to be entered into by and among Bison Capital Acquisition Corp., Yinglin Mark Xu and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on September 13, 2018).*
10.11	Form of Non-Competition and Non-Solicitation Agreement to be entered into by and among Bison Capital Acquisition Corp. and the covered parties thereto (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.12	Form of Letter of Transmittal (incorporated by reference to Exhibit 10.6 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.13	Xynomic Equity Incentive Plan (included as Annex E to the proxy statement/prospectus)*
10.14	License Agreement by and between Pharmacyclics LLC and Xynomic Pharmaceuticals, Inc. dated February 23, 2017*#
10.15	Patent Assignment And Licensing Agreement by And between Boehringer Ingelheim International GMBH And Xynomic Pharmaceuticals, Inc. dated August 16, 2017*#
10.16	Licensing Agreement by and between Boehringer Ingelheim International Gmbh And Xynomic Pharmaceuticals, Inc. dated December 20, 2018*#
10.17	Bridge Loan Agreement by and between Xynomic Pharmaceuticals, Inc., a Wyoming corporation, and Yinglin Mark Xu dated August 15, 2017*
10.18	Amended Bridge Loan Agreement By And Between Xynomic Pharmaceuticals, Inc., a Wyoming corporation, and Yinglin Mark Xu Dated As Of August 31, 2017*
10.19	Employment Agreement by and between Xynomic Pharmaceuticals, Inc. and Sophia Paspal effective as of January 16, 2019*
10.20	Labor Contract by and between Xynomic Pharmaceuticals, Inc.(Zhongshan) and Bing Zhao dated March 1, 2019*
10.21	Cooperation Development Agreement for New Drugs between Xynomic Nanjing and Niefang Yu, effective as of May 1, 2018*
10.22	Contractor Agreement by and between Xynomic Pharmaceuticals, Inc. and Eigenbridge, Inc. dated February 26, 2017*
10.23	Employment Agreement by and between Xynomic Pharmaceuticals, Inc., and Ying Zhang, effective as of January 1, 2019*
10.24	Employment Agreement by and between Xynomic Pharmaceuticals, Inc., and Jason Wentao Wu, effective as of January 1, 2019*
10.25	Non-Competition Agreement by and between Xynomic Pharmaceuticals, Inc.(Zhongshan) and Bing Zhao dated March 1, 2019*
10.26	Backstop and Subscription Agreement by and between Bison Capital Acquisition Corp. and Yinglin Mark Xu dated May 1, 2019 (incorporated by referenced to the Exhibit 10.1 to the registrant’s current report on Form 8-K filed on May 1, 2019)
14.1	Corporation Governance and Nominating Committee Charter (included as Annex G to the proxy statement/prospectus)*
23.1	Consent of Marcum LLP*
23.2	Consent of KPMG Huazhen LLP*
23.3	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page)
99.1	Form of Proxy for Bison Capital Acquisition Corp.’s Special Meeting*
99.2	Opinion of Cassel Salpeter & Co., LLC (included as Annex F to the proxy statement/prospectus)*
99.3	Consent of Cassel Salpeter & Co., LLC
99.4	Report of Venture Valuation*#
99.5	Consent of Venture Valuation
99.6	Consent of Richard Wu, Director Nominee*
99.7	Consent of Thomas Folinsbee, Director Nominee*
99.8	Consent of Charles Prizzi, Director Nominee*
99.9	Consent of James Jiayuan Tong, Director Nominee*
99.10	Consent of Yinglin Mark Xu, Director Nominee*
99.11	Consent of Tingzhi Qian, Director Nominee*
99.12	Consent of Adam Inglis, Director Nominee*

*	Previously filed.
#	Portions of the exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the exhibit with the omitted portions has been separately filed with the Securities and Exchange Commission.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 2, 2019.

BISON CAPITAL ACQUISITION CORP.

By:	/s/ James Jiayuan Tong
Name:	James Jiayuan Tong
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Jiayuan Tong his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Peixin Xu	President and Chairman of the Board	May 2, 2019
Peixin Xu

/s/ James Jiayuan Tong	Chief Executive Officer (Principal Executive Officer)	May 2, 2019
James Jiayuan Tong	and Director

/s/ Fan Bu	Chief Financial Officer	May 2, 2019
Fan Bu	(Principal Financial and Accounting Officer)

/s/ Peng Jin	Chief Operating Officer and Secretary	May 2, 2019
Peng Jin

/s/ Richard Wu	Director	May 2, 2019
Richard Wu

/s/ Thomas Folinsbee	Director	May 2, 2019
Thomas Folinsbee

/s/ Charles Prizzi	Director	May 2, 2019
Charles Prizzi